Exhibit 4.20

THE AWARD HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS UNLESS SUCH SECURITIES ARE REGISTERED UNDER THE ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT ARE AVAILABLE. THE TERMS “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED IN REGULATION S UNDER THE ACT.

2015 OMNIBUS EQUITY INCENTIVE COMPENSATION PLAN

Award Agreement

Caledonia Mining Corporation Plc (the “Company”) hereby grants the following Restricted Share Units (“RSUs”) and Performance Units (“PUs”) to the Participant named below (the “Recipient”), in accordance with and subject to the terms, conditions and restrictions of this Agreement, together with the provisions of the 2015 Omnibus Equity Incentive Compensation Plan (the “Plan”) of the Company for services rendered to the Company and its subsidiaries:

Name of Recipient:

Grant of RSUs:

Date of Grant:	April 1, 2025

Value of RSUs at Date of Grant[1]:	US$75,000

Price Per Share at Date of Grant:	US$

Total Number of RSUs:

Vesting Date of RSUs:

Subject to any reduction, cancellation, forfeiture or acceleration in vesting as provided in the Plan or this Award Agreement, the RSUs granted pursuant to this Award Agreement will vest in tranches of a third on each of the first business day in April 2026, 2027 and 2028 (following the publication of annual financial results) provided that if there is a closed period for whatever reason in force at such time the vesting will be the first business day following the end of such closed period (“RSUs Vesting Date”).

Dividend Reinvestment:

The Recipient will be entitled to receive, from and after the date of the grant of the RSUs until settlement of the RSUs, for each RSU held at the time of payment of a dividend by the Company, the cash equivalent of such dividend declared by the Company on one Share. Such cash equivalents paid by the Company shall, with respect to each unvested RSU, be automatically reinvested in additional RSUs at a price per RSU equal to the then applicable RSU Share Price and shall vest in the same proportions at which the RSUs granted pursuant to this Award Agreement shall vest. For the avoidance of doubt, all additional RSUs accrued to the Recipient through dividend reinvestment shall be subject to the terms, conditions and restrictions of this Agreement and the Plan.

1 The Fair Market Value of a Share underlying an RSU shall be equal to the greater of (i) the volume weighted average trading price of the Shares on the NYSE American for the five trading days preceding the relevant date on which such valuation occurs or (ii) the closing price of the Shares on the NYSE American on the trading day immediately prior to such valuation date (i.e., grant date, dividend payment date, settlement date)  (the “RSU Share Price”).

Settlement:

The settlement value of the RSUs on each RSUs Vesting Date shall be an amount equal to a third of the Total Number of RSUs (including, for the avoidance of doubt, RSUs accrued to the Recipient pursuant to dividend reinvestment accruing on those vesting RSUs) multiplied by the RSU Share Price on the date of settlement. Such settlement value shall, except in the event of a Change of Control whereby the value will be paid in cash, be paid in the form of Shares at a value equal to the then applicable RSU Share Price at the date of settlement (in other words, equal to the number of vesting RSUs) and in accordance with all applicable law and regulations (including, but not limited to, any restrictions on the issue of securities pursuant to the Plan and the Company’s share dealing code in force from time to time and the requirements of any securities exchange upon which the Shares or securities representing them are then listed) and otherwise on such terms and conditions as the Committee may determine.

Grant of PUs:

Date of Grant:	April 1, 2025

Value of PUs at Date of Grant:	US$

Price Per Share at Date of Grant[2]:	US$

Target Number of PUs:	(“Target PUs”)

Vesting Date of PUs:

Subject to any reduction, cancellation, forfeiture or acceleration in vesting as provided in the Plan or this Award Agreement, the PUs granted pursuant to this Award Agreement will vest on the first business day in April 2028 (following the publication of annual financial results) provided that if there is a closed period for whatever reason in force at such time the vesting will be the first business day following the end of such closed period (“PUs Vesting Date”).

Performance Measures:

The number of PUs which will vest on the PUs Vesting Date (including an increase or decrease in the Target PUs) will be equal to the Target PUs multiplied by the score determined in accordance with Appendix A (the “Performance Multiplier”) to this Award Agreement.

Performance Period:	January 1, 2025 to December 31, 2027.

2 The Fair Market Value of a Share underlying a PU shall be equal to the greater of (i) the volume weighted average trading price of the Shares on the NYSE American for the five trading days preceding the relevant date on which such valuation occurs or (ii) the closing price of the Shares on the NYSE American on the trading day immediately prior to such valuation date (i.e., grant date, dividend payment date, settlement date)  (the “PU Share Price”).

Dividend Reinvestment:

The Recipient will be entitled to receive, from and after the PUs Vesting Date until settlement of the PUs, for each vested PU held at the time of payment of a dividend by the Company, the cash equivalent of such dividend declared by the Company on one Share. Such cash equivalents paid by the Company shall, with respect to each vested PU, be automatically reinvested in additional PUs at a price per PU equal to the then applicable PU Share Price. For the avoidance of doubt, all additional PUs accrued to the Recipient through dividend reinvestment shall be subject to the terms, conditions and restrictions of this Agreement and the Plan. No PUs accrued to the Recipient through dividend reinvestment shall be subject to adjustment, either upwards or downwards, by the Performance Multiplier.

Settlement:

The settlement value of the PUs shall be an amount equal to the Target Number of PUs (after application of the Performance Multiplier) multiplied by the PU Share Price. Such settlement value shall, except in the event of a Change of Control whereby the value will be paid in cash, be paid in the form of Shares at a value equal to the then applicable PU Share Price at the date of settlement (in other words, equal to the number of vesting PUs) and in accordance with all applicable law and regulations (including, but not limited to, any restrictions on the issue of securities pursuant to the Plan and the Company’s share dealing code in force from time to time and the requirements of any securities exchange upon which the Shares or securities representing them are then listed) and otherwise on such terms and conditions as the Committee may determine.

Death of the Recipient:

If the Recipient dies while an Employee of the Company or an Affiliate, any RSUs and PUs held by the Recipient that have not vested will immediately vest and will be settled with the estate of the Recipient as soon as practicable. The Performance Multiplier will be applied to determine the number of PUs that vest as if the applicable Performance Period has been completed. If a Performance Period is in progress at the time of the Recipient’s death or for future Performance Periods, the Performance Multiplier will be calculated on the basis of the Performance Measures achieved at the end of the immediately preceding quarter period. The determination of the foregoing will be in the sole and unfettered discretion of the Committee.

Minimum Holding Period and Forfeiture:

The Recipient shall hold any Shares or securities representing them issued pursuant to this Award Agreement until at least the first anniversary of the RSUs Vesting Date or the PUs Vesting Date, as applicable. During that period, if the Committee exercises its discretion pursuant to article 18.1 of the Plan (and in such an instance “within 45 days” shall instead read “before the first anniversary of the RSUs Vesting Date or the PUs Vesting Date, as applicable” in article 18.1) and resolves that any of the Recipient’s awards pursuant to this Award Agreement shall be reduced, cancelled or forfeited, the Recipient hereby appoints the Company’s broker to sell such number of Shares or securities representing them as the Committee decides is appropriate to fully or partially compensate the Company for the action or omission of the Recipient or other event which resulted in the Committee’s decision to reduce, cancel or forfeit the award. A cash amount equal to the funds raised shall be paid over to the Company. Should the amount generated from the sale of Shares or securities representing them not be enough to fully compensate the Company in the amount the Committee decides is appropriate, the Recipient shall account to the Company for the remainder in cash by such date as the Committee shall determine, PROVIDED THAT the amount of cash payable by the Recipient, including that realised from the sale of Shares or securities representing them, shall not exceed the gross (i.e. before tax) amount receivable by the Recipient upon settlement. These provisions are without prejudice to article 18.1, other than the amendment referred to herein.

1.

The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Award Agreement and all capitalized terms used in this Award Agreement, unless expressly defined in a different manner, have the meanings given to them in the Plan. Except where the terms and provisions of this Award Agreement specifically state that they supersede the terms or provisions of the Plan, in the event of a conflict between any term or provision contained in this Award Agreement and a term or provision of the Plan, all terms and provisions of the Plan will govern and prevail.

2.	The Awards granted pursuant to this Award Agreement are recorded in a notional account held by the Company in your name, to which you may refer at any time.

3.

Nothing contained in this Award Agreement or the Plan will give the Recipient or any other Person any interest or title in or to any Share or any rights as a shareholder of the Company (including, without limitation, any right to receive dividends or other distributions from the Company, voting rights, warrants or rights under any rights offering) or any other legal or equitable right against the Company whatsoever, other than as set forth in this Award Agreement and in the Plan.

4.

If the Recipient voluntarily Retires, the Committee may, in its sole discretion but will have no obligation to, accelerate the vesting of any unvested Awards granted pursuant to this Award Agreement. In exercising its discretion, the Committee will consider the nature of the Recipient’s withdrawal from employment or office with the Company or Affiliate, including without limitation the notice period given by the Recipient, the transition responsibilities carried out by the Recipient and the Recipient’s adherence to any applicable restrictive covenants.

5.	The Recipient will not be obligated to settle any Awards granted pursuant to this Award Agreement on the vesting date of such Awards but may elect to settle at any time after such vesting date.

6.

Nothing in the Plan or in this Award Agreement will affect the Company’s right, or that of an Affiliate, to terminate the employment or term of office or engagement of a Recipient at any time for any reason whatsoever. Upon such termination, the Recipient’s rights in respect of the Awards granted under this Award Agreement will be subject to restrictions and time limits, the complete details of which are set out in the Plan.

7.

Without restriction, and for the avoidance of doubt, the Recipient agrees that the Recipient will not be entitled to any rights to accrue, vest or exercise any Awards during or in respect of any termination notice or severance period under the Recipient’s employment agreement or employment arrangements.

8.

Each notice relating to the Awards must be in writing. All notices to the Company must be delivered personally or by prepaid registered mail and must be addressed to the Chief Financial Officer of the Company with a copy to the Company Secretary of the Company. All notices to the Recipient will be addressed to the principal address of the Recipient on file with the Company. Either the Company or the Recipient may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered personally, on the date of delivery, and if sent by prepaid, registered mail, on the fifth business day following the date of mailing. Any notice given by either the Recipient or the Company is not binding on the recipient of such notice until received.

9.

Subject to 8.3 or 10.7 of the Plan, as applicable, any Award granted pursuant to this Award Agreement may only be held during the lifetime of the Recipient by the Recipient personally and no assignment or transfer of an Award, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Award whatsoever in any assignee or transferee, and immediately upon any assignment or transfer or any attempt to make such assignment or transfer, the Award granted under this Award Agreement terminates and is of no further force or effect. Complete details of this restriction are set out in the Plan.

10.

In the event of a Change of Control, all RSUs and PUs granted pursuant to this Award Agreement shall immediately vest and the value of such RSUs and PUs shall be paid out in cash within 30 days subsequent to the Change of Control in an amount based on the Change of Control Price. For the avoidance of doubt, the Committee shall have no discretion regarding the form of payment and there shall be no Alternative Awards as described in Article 14 of the Plan.

11.	The Recipient hereby acknowledges and agrees that:

(a)

any rule, regulation or determination, including the interpretation by the Committee, with respect to the Awards granted under this Award Agreement and, if applicable, its exercise, is final and conclusive for all purposes and binding on all Persons, including the Company and the Recipient;

(b)	the participation of the Recipient in the Plan is entirely voluntary; and

(c)

the Recipient has been advised to obtain independent legal and tax advice prior to entering into this Award Agreement and by entering this Agreement the Recipient represents that he or she did obtain whatever independent legal and tax advice he or she considered appropriate and sufficient.

12.

By signing this Award Agreement, the Recipient represents and warrants that (i) under the terms and conditions of the Plan he is an Eligible Participant (as defined in the Plan) entitled to receive the Award, and (ii) he is not in the United States or a U.S. person, nor is he acquiring the Award for the benefit of a person in the United States or a U.S. person. Furthermore, the Recipient understands that the Award may not be exercised in the United States or by or on behalf of a U.S. person unless the Award has been registered under the Act or is exempt from registration thereunder. The Company may condition the Award upon receiving from the Recipient such representations and warranties and such evidence of registration or exemption under the Act as is satisfactory to the Company, acting in its sole discretion.

13.	This Award Agreement has been made in and is to be construed under and in accordance with the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario.

CALEDONIA MINING CORPORATION PLC
By:
Authorized Signatory

I have read the foregoing Award Agreement and hereby accept the Awards in accordance with and subject to the terms and conditions of this Award Agreement and the Plan. I understand that I may review the complete text of the Plan by contacting the Company Secretary. I agree to be bound by the terms and conditions of the Plan governing the Award.

Date Accepted	Recipient’s Signature

Recipient’s Name (Please Print)

APPENDIX A
PERFORMANCE MULTIPLIER

The Performance Multiplier will be based on the following metrics and weightings. The number of PUs to vest on the PUs Vesting Date will be determined based on the Performance Multiplier and scorecard, calculated as follows:

Notes: Linear interpolation will be applied to vesting between Threshold and Target. Stepped vesting will be applied to vesting between Target and the midpoint between Target and Stretch (“Midpoint”). Linear interpolation will then be applied between the Midpoint and Stretch. The number of PUs vesting at Stretch and above will be capped at 150%. As shown below:

	Performance attained
	Less than Threshold	Threshold	Between Threshold and Target	Target	Between Target and Midpoint	Midpoint	Between Midpoint and Stretch	Stretch or more
No. of PUs that will vest	0%	50%	Linear vesting from 50% to 100%	100%	100%	125%	Linear vesting from 125% to 150%	150% maximum

Further Notes:

(1) For the purposes of determining whether a target has been met, reported financial statements will be used.

(2) As per the table above, a performance score less than Threshold will result in zero PUs vesting, and if Threshold is met, 50% of the PUs will vest. Linear interpolation will be applied to vesting between Threshold and Target; Any achievement greater than Target but less than the Midpoint will result in 100% of the PUs vesting. Achievement at the Midpoint will result in 125% of the PUs vesting. Linear interpolation applies between the Midpoint and Stretch, where a maximum of 150% of PUs vest.